Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

THE COCA-COLA COMPANY REPORTS
SECOND QUARTER AND YEAR-TO-DATE 2013 RESULTS

1% global volume growth in the second quarter; 3% growth year to date

Global volume and value share gains in total nonalcoholic ready-to-drink beverages as well as sparkling and still beverages

Global brand Coca-Cola volume growth of 1% in the second quarter; 2% growth year to date

Second Quarter and Year-to-Date 2013 Highlights

•	Second quarter volume grew 1% and year-to-date volume grew 3%. Coca-Cola Americas grew 1% and Coca-Cola International grew 2% in the quarter.

•
Solid global volume and value share gains achieved in the quarter in total nonalcoholic ready-to-drink (NARTD) beverages as well as global volume and value share gains in sparkling and still beverages.

•
Reported net revenues declined 3% in the second quarter and 2% year to date. Excluding the impact of structural changes, comparable currency neutral net revenues grew 2% in both the quarter and year to date.

•
Reported operating income declined 2% in the second quarter and 3% year to date. Excluding the impact of structural changes, comparable currency neutral operating income grew 4% in the quarter and 5% year to date.

•	Currency was a 2% headwind on comparable net revenues and a 3% headwind on comparable operating income in the quarter.

•
Second quarter reported EPS was $0.59, down 3% and comparable EPS was $0.63, up 4%, including an approximate 2% currency headwind.  Year-to-date reported EPS was $0.98, down 7% and comparable EPS was $1.09, up 4% despite two fewer selling days in the first half of 2013 and an approximate 4% currency headwind.

ATLANTA, July 16, 2013 – The Coca-Cola Company today reported second quarter and year-to-date 2013 results. Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “Our second quarter volume results came in below our expectations, reflecting an ongoing challenging global macroeconomic environment and unusually poor weather conditions in the quarter.  While we are not happy with our performance, we did gain global volume and value share in total nonalcoholic ready-to-drink beverages as well as in sparkling and still beverages in the quarter.  Despite the headwinds in the quarter, we are committed to improving upon our results, with current dynamics leading us to believe that our performance will be better in the second half of the year. We remain confident in our 2020 Vision and our system's ability to execute with precision around the world. In this context, we remain firmly focused on investing alongside our global bottling partners to strengthen our system for the future, to deliver the brands and beverages that consumers love and to achieve our long-term performance goals.”

PERFORMANCE HIGHLIGHTS
The Coca-Cola Company reported worldwide volume growth of 1% in the second quarter and 3% year to date, and grew global volume and value share in the quarter in total NARTD beverages as well as in both sparkling and still beverages. Volume growth in the quarter was below the Company's expectations due to a confluence of factors that collectively made for a challenging second quarter. Slow economies in Europe, Asia and Latin America, and historically wet and cold weather conditions across multiple regions impacted consumer spending and, consequently, overall NARTD beverage industry performance. Coca-Cola Americas grew volume 1% in the quarter and 2% year to date, with North America volume down 1% and Latin America volume up 2% in the quarter. Coca-Cola International grew volume 2% in the quarter and 4% year to date, with second quarter Eurasia and Africa volume up 9%, Pacific volume up 2% and Europe volume down 4%.
Worldwide sparkling beverage volume was even in the quarter and up 2% year to date. Despite unseasonably cold and wet weather and continued volatile macroeconomic conditions in many markets around the world, we grew global volume and value share in sparkling beverages in the quarter, led by marketing campaigns such as “Share a Coke” in Europe and “Coca-Cola Open Summer” in North America. Worldwide brand Coca-Cola volume grew 1% in the quarter and 2% year to date, with growth in the quarter across diverse markets, including Thailand (+24%), India (+18%), Nigeria (+15%), Russia (+11%), Argentina (+7%) and the

Philippines (+7%). The Coca-Cola Company was recognized during the quarter with the 2013 Creative Marketer of the Year Award at the Cannes Lions International Festival of Creativity, widely considered to be the world's foremost celebration of creative excellence in brand communications.
Worldwide still beverage volume grew 6% in both the quarter and year to date, with solid volume and value share growth across beverage categories, including packaged water, juices and juice drinks and ready-to-drink tea. Excluding the impact of acquired volume, primarily the Aujan partnership in the Eurasia and Africa Group, still beverage volume grew 4% in the quarter. Ready-to-drink tea volume grew 10% in the quarter, with continued strong performance of key brands such as Gold Peak and Honest Tea in North America, Ayataka green tea in Japan and Fuze Tea across multiple markets worldwide. Packaged water volume grew 6% in the quarter, as we continue to focus on innovative and sustainable packaging and immediate consumption occasions that help drive value share growth ahead of volume share growth. Energy drinks volume grew 5% in the quarter driven by growth across our global portfolio of energy brands. Juices and juice drinks volume grew 4% in the quarter, with growth across all geographic operating groups.

OPERATING REVIEW

	Three Months Ended June 28, 2013
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	1	(3)	(2)	4

Eurasia & Africa	9	5	12	19
Europe	(4)	(1)	(7)	(3)
Latin America	2	6	6	13
North America	(1)	(1)	(3)	—
Pacific	2	(5)	(3)	—
Bottling Investments	(16)	(10)	38	12

	Six Months Ended June 28, 2013
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	3	(2)	(3)	4

Eurasia & Africa	11	7	9	16
Europe	(2)	(2)	(5)	(2)
Latin America	3	5	4	11
North America	—	(1)	(11)	(1)
Pacific	2	(5)	(2)	1
Bottling Investments	(12)	(7)	31	39

Eurasia & Africa

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Our Eurasia and Africa Group's volume grew 9% in the quarter and 11% year to date (up 6% and 9%, respectively, excluding the benefit of acquired volume primarily from the Aujan partnership), cycling 10% growth in the prior year quarter. All business units in the group achieved volume growth in the quarter, led by Middle East and North Africa, up 17% (up 9% excluding the benefit of acquired volume); Central, East and West Africa, up 10%, and Russia, up 3%. Reported net revenues for the quarter increased 5%, reflecting a 7% increase in concentrate sales and positive price/mix of 4%, partially offset by a 6% currency headwind. Comparable currency neutral net revenues increased 11% in the quarter. After adjusting for unit case sales without concentrate sales equivalents, concentrate sales in the quarter slightly lagged unit case sales due to timing, but year to date they are in line. Reported operating income increased 12% in the quarter. Comparable currency neutral operating income increased 19% in the quarter, driven by volume, pricing and product mix, as well as efficient expense management, partially offset by continued investments in the business.

•
During the quarter, Eurasia and Africa grew volume and value share in total NARTD beverages. Sparkling beverage volume grew 7% in the quarter, led by brand Coca-Cola, which also grew 7%. This growth was due to a continued focus on driving executional capabilities in the marketplace, greater consumer choice in package and price options, integrated marketing campaigns such as “Coca-Cola Crazy for Good” and “Coke with Meals”, as well as the expansion of the Coke Studio music competition. Sprite volume grew 6% in the quarter and Fanta volume grew 5% as new campaigns were launched across multiple markets. Still beverage volume grew 15% in the quarter, including the benefit of acquired brands which added eight points of volume growth to overall Eurasia and Africa still beverages. In Russia, key contributors to volume growth in the quarter were brand

Coca-Cola, up 11%, Fanta Orange, up 9% and Schweppes, up 31%. We gained volume and value share in total NARTD beverages in Russia, with a strong marketing calendar tied to the 2014 Sochi Winter Olympics and supported in the quarter by our largest-ever consumer promotion in the country offering an under-the-cap points program to redeem for Winter Olympics-themed glassware.

Europe

•
Our Europe Group's volume declined 4% in the quarter and 2% year to date, cycling a 4% decline in the prior year quarter. Although we grew share, the quarter was marked by particularly poor weather across many countries, including severe flooding in parts of Germany and Central Europe, as well as ongoing weakness in consumer confidence and spending across the region, which have impacted the entire NARTD beverage industry. Reported net revenues declined 1% in the quarter, reflecting a 3% decline in concentrate sales and a 2% currency headwind, partially offset by positive price/mix of 4%. Price/mix includes the benefit of consolidating the innocent juice and smoothie business starting in May 2013. Comparable currency neutral net revenues increased 1% in the quarter. After adjusting for unit case sales without concentrate sales equivalents, concentrate sales in the quarter were in line with unit case sales. Reported operating income declined 7% in the quarter.  Comparable currency neutral operating income declined 3% in the quarter, reflecting the decline in volume, partially offset by efficient expense management and the timing of operating expenses.

•
During the quarter, the Europe Group grew volume and value share in total NARTD beverages as well as in sparkling beverages, juices and juice drinks and energy drinks despite continued weak industry trends. In addition, we gained share in ready-to-drink tea. A key marketing campaign launched in markets throughout Europe late in the quarter, titled “Share a Coke”, placed the names of individual consumers on our iconic Coca-Cola bottles and cans. To date, the campaign has received positive consumer feedback and it has now been extended and expanded as a result. Although Germany and Northwest Europe and Nordics volume declined low single digits in the quarter, we gained volume and value share in total NARTD beverages as well as in sparkling beverages. The Iberia and Central and Southern Europe regions continue to manage through very tough macroeconomic conditions with ongoing brand-building programs and an occasion-based package, price and channel segmentation strategy.

Latin America

•
Our Latin America Group's volume grew 2% in the quarter and 3% year to date, cycling 3% growth in the prior year quarter. Volume growth in the quarter was led by Latin Center, up 7%, South Latin, up 5% and Mexico, up 1%. Brazil volume was even in the quarter, cycling 6% growth in the prior year quarter and reflecting some consumer uncertainty given the economic slowdown and protests late in the quarter. Reported net revenues for the quarter increased 6%, reflecting concentrate sales growth of 2% and positive price/mix of 9%, partially offset by a currency headwind of 5%. Comparable currency neutral net revenues increased 11% in the quarter. Reported operating income was up 6% in the quarter, with comparable currency neutral operating income up 13%, primarily reflecting volume, pricing and product mix, partially offset by increased investments in support of the 2013 FIFA Confederations Cup and upcoming 2014 FIFA World Cup.

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During the quarter, the Latin America Group gained share in total NARTD and sparkling beverages as well as both volume and value share in still beverages. This performance was driven by continued activation of brand and category campaigns such as “Crazy for Good” and “140 Calories”, previously launched in Brazil, Mexico and Colombia and now expanded to Central America, as well as investments in cold-drink equipment and continued segmentation across multiple price points and package sizes. In addition, late in the quarter we launched Coca-Cola Life in Argentina, our first low-calorie cola naturally sweetened with stevia leaf extract and sugar. In the quarter, brand Coca-Cola volume was up 1% and both Sprite and Fanta volumes were up 4%. Still beverage volume grew 8% in the quarter, driven by growth in ready-to-drink tea, juices and juice drinks, sports drinks and packaged water. We gained both volume and value share in total NARTD beverages across multiple markets, including Mexico, Argentina and Colombia.

North America

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Our North America Group's volume declined 1% in the quarter and was even year to date, cycling 1% growth in the prior year quarter. Volume was under pressure due to unseasonably cold and wet weather and the timing of the Easter and July 4th holiday periods as well as weakened consumer spending that has impacted the overall NARTD beverage industry in North America. Reported and comparable currency neutral net revenues for the quarter declined 1%, reflecting a 1% decline in “as reported” volume and even price/mix, including positive 1% price/mix for sparkling beverages. Second quarter reported operating income declined 3%. Comparable currency neutral operating income was even in the quarter, reflecting the volume performance and continued investment in our brands as well as the impact of structural changes, offset by efficient management of operating expenses.

•
During the quarter, North America maintained volume share and grew value share in total NARTD beverages as we continued to focus on our core strategies of building strong brands, creating value with customers and enhancing system capabilities. In addition, we gained volume and value share in both sparkling and still beverages, with volume and value share gains across every still beverage category except sports drinks. Sparkling beverage volume declined 4% in the quarter with sparkling beverage price/mix growth of 1% and value share growing ahead of volume share, as we remain committed to a rational pricing environment. Still beverage volume grew 5% in the quarter, led by strong performance across both the ready-to-drink tea and packaged water categories with brands such as Gold Peak, smartwater and Dasani leading the way. Further, our volume and value share gains in the juices and juice drinks category were driven by 4% volume growth for Simply and 3% growth for Minute Maid.

Pacific

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Our Pacific Group's volume grew 2% in both the quarter and year to date, cycling 10% growth in the prior year quarter. Reported net revenues for the quarter declined 5%, reflecting 4% concentrate sales growth, offset by a 4% decline in price/mix and a 5% currency headwind. The unfavorable price/mix in the quarter was primarily a result of geographic mix, as we cycled product launches in Japan in the prior year, as well as shifts in product and package mix within individual markets. Comparable currency neutral net revenues were even. Concentrate sales in the quarter were ahead of unit case sales due to timing, primarily in China. For the full year, we expect concentrate sales to be in line with unit case sales. Reported operating income decreased 3% in the quarter, reflecting geographic mix and a 2% currency headwind. In addition, reported operating income reflects a benefit related to structural changes. Comparable currency neutral operating income was even in the quarter.

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Volume growth in the quarter was wide ranging, with 28% growth in Vietnam, 22% growth in Indonesia, 17% growth in Thailand and 1% growth in both Japan and India. Volume performance was even in both China and the Philippines in the quarter. Sparkling beverage volume growth was even in the quarter, yet brand Coca-Cola grew 3% and Fanta grew 7%. Still beverages grew 4% in the quarter, with 7% growth in packaged water, 5% growth in ready-to-drink tea and 6% growth in sports drinks. Japan's sparkling beverage volume grew 1% in the quarter, supported by music-themed integrated marketing campaigns such as the “Zero Limit” campaign for Coca-Cola Zero, up 13%. India volume growth of 1% in the quarter was cycling 20% growth in the prior year quarter and reflects the impact of an earlier and heavier than normal monsoon season in 2013 and cycling a later than normal monsoon season in the prior year. Importantly we gained volume and value share in India in the quarter in total NARTD beverages as well as in both sparkling and still beverages. Our second quarter volume performance in China continued to be impacted by the economic slowdown, poor weather and competitive activity such as package upsizing. Despite this, still beverages grew 4% in the quarter, driven by juices and juice drinks and packaged water. As we look ahead to the remainder of 2013, we continue to expect the industry and our business to be impacted by China's economic slowdown. However, we are evolving our strategies in China and we anticipate a return to growth in our business in the second half of the year.

Bottling Investments

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Our Bottling Investments Group's (BIG) volume grew 1% in the quarter and 2% year to date after adjusting for the net impact of structural changes, primarily the deconsolidation of the Philippine bottling operations in 2013. BIG volume including the impact of structural changes was down 16% in the quarter and 12% year to date. The growth in volume in the quarter after adjusting for the impact of structural changes was led by India, with strong volume and value share gains, as well as markets within BIG's Southeast Asian operations. Reported net revenues for the quarter declined 10%. This reflects the 1% volume growth and positive price/mix of 1%, offset by a currency headwind of 1% and an 11% net impact due to structural changes. Comparable currency neutral net revenues declined 10% in the quarter. Reported operating income in the quarter grew 38%. Comparable currency neutral operating income increased 12% in the quarter, reflecting positive pricing and product mix in certain markets, partially offset by continuing investments in our in-market capabilities.

FINANCIAL REVIEW
Second quarter reported net revenues declined 3%, with comparable net revenues also down 3%. This reflects a 1% increase in concentrate sales, offset by a 2% impact from structural changes and a 2% currency headwind. The structural changes in the quarter primarily reflect the deconsolidation of the Philippine bottling operations in 2013. We achieved solid pricing across key markets around the world leading to global NARTD value share growth for the 24th consecutive quarter. Price/mix in the quarter was even, as the benefit of positive pricing was offset by geographic mix, and as we cycled positive 3% price/mix in the prior year quarter. Excluding the impact of structural changes, comparable currency neutral net revenues grew 2% in both the quarter and year to date. We anticipate that the Philippine bottling transaction, together with the bottling transaction in Brazil which closed earlier this month, will reduce our full-year 2013 net revenues by 3%.
Reported and comparable cost of goods sold decreased 5% in the quarter, reflecting a 1% increase in concentrate sales offset by the impact of structural changes, primarily the deconsolidation of the Philippine bottling operations in 2013. Currency reduced comparable cost of goods sold in the quarter by 2%. Excluding the impact of structural changes, comparable currency neutral cost of goods sold was even in the quarter. Items impacting comparability in the quarter primarily included net gains/losses on commodities hedging.

Reported SG&A expenses declined 3% in the quarter and comparable SG&A expenses declined 2%. Currency reduced comparable SG&A expenses by 1% in the quarter. Excluding the impact of structural changes, comparable currency neutral SG&A expenses grew 1% in the quarter, including a strong increase in direct marketing expenses, and we captured two points of operating expense leverage. The structural changes in the quarter primarily reflect the deconsolidation of the Philippine bottling operations in 2013. Operating expense leverage in the quarter was impacted by the reversal of certain expenses related to our long-term incentive plans. A portion of our stock-based compensation is based on multi-year performance periods and includes the impact of currency, which we now estimate will be a headwind of 4% on operating income for the full year versus our expectation at the end of the first quarter of a 2% headwind. We now expect to achieve low single-digit operating expense leverage for the full year after excluding the impact of structural changes.
Second quarter reported operating income decreased 2%. Excluding the impact of structural changes, primarily the deconsolidation of the Philippine bottling operations in 2013, comparable currency neutral operating income grew 4% in the quarter and 5% year to date. Items impacting comparability reduced second quarter 2013 operating income by $175 million and reduced second quarter 2012 operating income by $119 million. Currency reduced comparable operating income by 3% in the quarter. Including our hedge positions, current spot rates and the cycling of our prior year rates, we estimate currency will have a 4% unfavorable impact on comparable operating income for both the third quarter and the full year. Further, we anticipate that the Philippine bottling transaction, together with the bottling transaction in Brazil that closed earlier this month, will have a 1% structural impact on our full-year 2013 operating income, with this decline offset by a corresponding improvement in equity income.
Year-to-date net share repurchases totaled $2.0 billion. We are targeting net share repurchases of $3.0 to $3.5 billion for the full year.
Second quarter reported EPS was $0.59 and comparable EPS was $0.63. Items impacting comparability reduced second quarter 2013 reported EPS by a net $0.04 and had no net impact on second quarter 2012 reported EPS. In both periods, these items included restructuring charges, costs related to global productivity initiatives, transaction gains/losses, net gains/losses related to our economic hedges, primarily commodities, and certain tax matters. Items impacting comparability in second quarter 2012 also included charges related to changes in the structure of Beverage Partners Worldwide (BPW) and charges related to the supply of Brazilian orange juice.

Year-to-date cash from operations was $3,956 million, down 5% versus the prior year, primarily due to the impact of two fewer selling days in the period, an unfavorable impact from currency, and an increase in the use of working capital in preparation for the peak season of our growing global business.

Effective Tax Rate
As discussed in the first quarter 2013 earnings release, we had previously estimated that the underlying effective tax rate on operations would be 23.5% for 2013. We now anticipate that the underlying effective tax rate on operations for 2013 will be 23.0%. We expect this rate to remain unchanged through 2014. We are required to record income tax expense for the first six months of the year based on the estimated underlying effective tax rate for the full year. To bring the effective tax rate for the first six months of 2013 in line with the current estimated full year underlying effective tax rate, we recorded income tax expense at an underlying effective tax rate of 22.6% for the second quarter.
The reported effective tax rate for the quarter was 23.5%. The variance between the reported rate and the underlying rate was due to the tax effect of various items impacting comparability, separately disclosed in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
The underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results
First quarter 2012 results included a net gain of $0.01 per share due to gains related to equity investees, partially offset by restructuring charges, costs related to global productivity initiatives, charges related to changes in the structure of BPW and charges related to the supply of Brazilian orange juice.
Items impacting results had no net effect on second quarter 2012 reported EPS. These items included a transaction gain and certain tax matters, offset by restructuring charges, costs related to global productivity initiatives, charges related to changes in the structure of BPW and charges related to the supply of Brazilian orange juice.

NOTES

•	All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•	“Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•	“Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•
“Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•
All references to volume and volume percentage changes indicate unit case volume, except for the reference to volume included in the explanation of net revenue growth for North America. All volume percentage changes, unless otherwise noted, are computed based on average daily sales. “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage. “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
For both North America and Bottling Investments Group, net revenue growth attributable to volume reflects the percentage change in “as reported” volume, which is based on as reported sales rather than average daily sales and includes the impact of structural changes, where applicable. For North America, this volume represents Coca-Cola Refreshments' unit case sales (which are equivalent to concentrate sales) plus concentrate sales to non-Company-owned bottling operations.

•
Year-to-date 2013 financial results were impacted by two fewer selling days, and fourth quarter 2013 financial results will be impacted by one additional selling day. Unit case volume results for the quarters are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•
In January 2012, the Company announced that Beverage Partners Worldwide (BPW), our joint venture with Nestlé in the ready-to-drink tea category, will focus its geographic scope primarily in Europe and Canada. The joint venture was phased out in all other territories by the end of 2012, and the Company's agreement to distribute products in the United States terminated at the end of 2012. We have eliminated the BPW and Nestlé licensed volume and associated concentrate sales for the year ended December 31, 2012 in those countries impacted by these structural changes.

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As previously announced, effective January 1, 2013, the Company transferred our India and South West Asia business unit from the Eurasia and Africa operating segment to the Pacific operating segment. The countries included in our India and South West Asia business unit are Bangladesh, Bhutan, India, the Maldives, Nepal and Sri Lanka. This change in organizational structure did not impact the other geographic operating segments, Bottling Investments or Corporate. The reclassified historical operating segment data reflecting the change in organizational structure was disclosed in a Form 8-K filed with the U.S. Securities and Exchange Commission on March 21, 2013.

•
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

CONFERENCE CALL
We are hosting a conference call with investors and analysts to discuss second quarter and year-to-date 2013 results today, July 16, 2013 at 9:30 a.m. EDT. We invite investors to listen to a live audiocast of the conference call at our website, http://www.coca-colacompany.com in the “Investors” section. A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website. Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	June 28, 2013	June 29, 2012	% Change[1]
Net Operating Revenues	$12,749	$13,085	(3)
Cost of goods sold	4,989	5,224	(5)
Gross Profit	7,760	7,861	(1)
Selling, general and administrative expenses	4,385	4,497	(3)
Other operating charges	132	70	90
Operating Income	3,243	3,294	(2)
Interest income	129	112	16
Interest expense	122	112	9
Equity income (loss) — net	246	245	1
Other income (loss) — net	29	84	(67)
Income Before Income Taxes	3,525	3,623	(3)
Income taxes	831	823	1
Consolidated Net Income	2,694	2,800	(4)
Less: Net income attributable to noncontrolling interests	18	12	56
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,676	$2,788	(4)
Diluted Net Income Per Share[2]	$0.59	$0.61	(3)
Average Shares Outstanding — Diluted[2]	4,527	4,592

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the three months ended June 28, 2013, and June 29, 2012, basic net income per share was $0.60 for 2013 and $0.62 for 2012 based on average shares outstanding — basic of 4,446 for 2013 and 4,511 for 2012. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Six Months Ended
	June 28, 2013	June 29, 2012	% Change[1]
Net Operating Revenues	$23,784	$24,222	(2)
Cost of goods sold	9,313	9,572	(3)
Gross Profit	14,471	14,650	(1)
Selling, general and administrative expenses	8,567	8,678	(1)
Other operating charges	253	169	50
Operating Income	5,651	5,803	(3)
Interest income	245	227	8
Interest expense	224	200	12
Equity income (loss) — net	333	385	(13)
Other income (loss) — net	(136)	133	N/A
Income Before Income Taxes	5,869	6,348	(8)
Income taxes	1,406	1,481	(5)
Consolidated Net Income	4,463	4,867	(8)
Less: Net income attributable to noncontrolling interests	36	25	43
Net Income Attributable to Shareowners of The Coca-Cola Company	$4,427	$4,842	(9)
Diluted Net Income Per Share[2]	$0.98	$1.05	(7)
Average Shares Outstanding — Diluted[2]	4,528	4,596

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the six months ended June 28, 2013, and June 29, 2012, basic net income per share was $0.99 for 2013 and $1.07 for 2012 based on average shares outstanding — basic of 4,450 for 2013 and 4,518 for 2012. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	June 28, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$9,406	$8,442
Short-term investments	6,634	5,017
Total Cash, Cash Equivalents and Short-Term Investments	16,040	13,459
Marketable securities	3,173	3,092
Trade accounts receivable, less allowances of $55 and $53, respectively	5,516	4,759
Inventories	3,643	3,264
Prepaid expenses and other assets	3,055	2,781
Assets held for sale	1,145	2,973
Total Current Assets	32,572	30,328
Equity Method Investments	9,511	9,216
Other Investments, Principally Bottling Companies	1,318	1,232
Other Assets	3,855	3,585
Property, Plant and Equipment — Net	14,549	14,476
Trademarks With Indefinite Lives	6,541	6,527
Bottlers' Franchise Rights With Indefinite Lives	7,410	7,405
Goodwill	12,657	12,255
Other Intangible Assets	1,098	1,150
Total Assets	$89,511	$86,174

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$10,047	$8,680
Loans and notes payable	18,314	16,297
Current maturities of long-term debt	3,193	1,577
Accrued income taxes	447	471
Liabilities held for sale	468	796
Total Current Liabilities	32,469	27,821
Long-Term Debt	14,179	14,736
Other Liabilities	4,934	5,468
Deferred Income Taxes	5,298	4,981
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	11,990	11,379
Reinvested earnings	59,978	58,045
Accumulated other comprehensive income (loss)	(4,083)	(3,385)
Treasury stock, at cost — 2,606 and 2,571 shares, respectively	(37,422)	(35,009)
Equity Attributable to Shareowners of The Coca-Cola Company	32,223	32,790
Equity Attributable to Noncontrolling Interests	408	378
Total Equity	32,631	33,168
Total Liabilities and Equity	$89,511	$86,174

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Six Months Ended
	June 28, 2013	June 29, 2012
Operating Activities
Consolidated net income	$4,463	$4,867
Depreciation and amortization	947	955
Stock-based compensation expense	92	166
Deferred income taxes	100	53
Equity (income) loss — net of dividends	(132)	(143)
Foreign currency adjustments	159	(82)
Significant (gains) losses on sales of assets — net	(23)	(106)
Other operating charges	83	99
Other items	22	32
Net change in operating assets and liabilities	(1,755)	(1,663)
Net cash provided by operating activities	3,956	4,178
Investing Activities
Purchases of investments	(7,077)	(8,617)
Proceeds from disposals of investments	5,224	2,038
Acquisitions of businesses, equity method investments and nonmarketable securities	(308)	(755)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	690	11
Purchases of property, plant and equipment	(1,069)	(1,305)
Proceeds from disposals of property, plant and equipment	57	57
Other investing activities	(225)	11
Net cash provided by (used in) investing activities	(2,708)	(8,560)
Financing Activities
Issuances of debt	22,779	21,964
Payments of debt	(19,454)	(18,101)
Issuances of stock	951	995
Purchases of stock for treasury	(2,978)	(2,610)
Dividends	(1,249)	(1,155)
Other financing activities	87	55
Net cash provided by (used in) financing activities	136	1,148
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(420)	(232)
Cash and Cash Equivalents
Net increase (decrease) during the period	964	(3,466)
Balance at beginning of period	8,442	12,803
Balance at end of period	$9,406	$9,337

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 28, 2013	June 29, 2012	% Fav. / (Unfav.)	June 28, 2013	June 29, 2012	% Fav. / (Unfav.)	June 28, 2013	June 29, 2012	% Fav. / (Unfav.)
Eurasia & Africa	$765	$728	5	$332	$296	12	$351	$307	15
Europe	1,468	1,487	(1)	836	897	(7)	869	916	(5)
Latin America	1,215	1,145	6	726	686	6	730	687	6
North America	5,713	5,797	(1)	731	756	(3)	732	761	(4)
Pacific	1,730	1,827	(5)	847	874	(3)	853	871	(2)
Bottling Investments	2,238	2,497	(10)	125	90	38	354	312	13
Corporate	53	52	4	(354)	(305)	(16)	(364)	(231)	(58)
Eliminations	(433)	(448)	3	—	—	N/A	—	—	N/A
Consolidated	$12,749	$13,085	(3)	$3,243	$3,294	(2)	$3,525	$3,623	(3)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the three months ended June 28, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $175 million for Europe, $76 million for Latin America, $5 million for North America, $157 million for Pacific and $20 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $6 million for Europe, $55 million for North America, $6 million for Pacific, $20 million for Bottling Investments and $46 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Pacific and $1 million for Corporate due to the refinement of previously established accruals related to the Company's 2008–2011 productivity initiatives.

•	Operating income (loss) and income (loss) before income taxes were reduced by $6 million for Corporate due to transaction costs associated with certain of the Company's bottling partners.

•	Income (loss) before income taxes was reduced by $144 million for Corporate due to charges related to the pending merger of four of the Company's Japanese bottling partners.

•
Income (loss) before income taxes was increased by $139 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA, S.A.B. de C.V. ("Coca-Cola FEMSA") issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.

•	Income (loss) before income taxes was reduced by $23 million for Corporate due to a charge the Company recognized on the early extinguishment of certain long-term debt.

•
Income (loss) before income taxes was reduced by a net $3 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended (continued)
During the three months ended June 29, 2012, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $173 million for Europe, $62 million for Latin America, $8 million for North America, $184 million for Pacific and $21 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $48 million for North America, $16 million for Bottling Investments and $5 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $2 million for Europe due to the refinement of previously established accruals related to the Company's 2008–2011 productivity initiatives.

•
Operating income (loss) and income (loss) before income taxes were reduced by $6 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S.

•
Income (loss) before income taxes was increased by $92 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.

•
Income (loss) before income taxes was reduced by $3 million for Eurasia and Africa, $6 million for Europe, $2 million for Latin America, $3 million for Pacific and was increased by $3 million for Corporate due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category.

•
Income (loss) before income taxes was reduced by a net $1 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Six Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 28, 2013	June 29, 2012	% Fav. / (Unfav.)	June 28, 2013	June 29, 2012	% Fav. / (Unfav.)	June 28, 2013	June 29, 2012	% Fav. / (Unfav.)
Eurasia & Africa	$1,434	$1,343	7	$614	$562	9	$640	$573	12
Europe	2,645	2,691	(2)	1,519	1,592	(5)	1,563	1,624	(4)
Latin America	2,443	2,331	5	1,489	1,430	4	1,494	1,430	4
North America	10,600	10,718	(1)	1,072	1,207	(11)	1,074	1,228	(12)
Pacific	3,120	3,275	(5)	1,449	1,476	(2)	1,457	1,472	(1)
Bottling Investments	4,276	4,600	(7)	164	125	31	463	481	(4)
Corporate	97	82	19	(656)	(589)	(11)	(822)	(460)	(79)
Eliminations	(831)	(818)	(2)	—	—	N/A	—	—	N/A
Consolidated	$23,784	$24,222	(2)	$5,651	$5,803	(3)	$5,869	$6,348	(8)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the six months ended June 28, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $332 million for Europe, $147 million for Latin America, $9 million for North America, $303 million for Pacific and $40 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $2 million for Eurasia and Africa, $6 million for Europe, $137 million for North America, $14 million for Pacific, $41 million for Bottling Investments and $56 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Pacific and $1 million for Corporate due to the refinement of previously established accruals related to the Company's 2008–2011 productivity initiatives.

•
Operating income (loss) and income (loss) before income taxes were increased by $3 million for North America due to the refinement of previously established accruals related to the loss or damage of certain fixed assets as a result of Hurricane Sandy.

•	Operating income (loss) and income (loss) before income taxes were reduced by $7 million for Corporate due to transaction costs associated with certain of the Company's bottling partners.

•
Income (loss) before income taxes was reduced by $9 million for Bottling Investments and $140 million for Corporate due to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.

•	Income (loss) before income taxes was reduced by $144 million for Corporate due to charges related to the pending merger of four of the Company's Japanese bottling partners.

•
Income (loss) before income taxes was increased by $139 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.

•
Income (loss) before income taxes was reduced by a net $33 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•	Income (loss) before income taxes was reduced by $23 million for Corporate due to a charge the Company recognized on the early extinguishment of certain long-term debt.

•
Income (loss) before income taxes was increased by $1 million for Corporate due to an adjustment to the Company's loss on the sale of a controlling ownership interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Six Months Ended (continued)
During the six months ended June 29, 2012, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $323 million for Europe, $121 million for Latin America, $12 million for North America, $322 million for Pacific and $40 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $109 million for North America, $31 million for Bottling Investments and $8 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $3 million for Europe due to the refinement of previously established accruals related to the Company's 2008–2011 productivity initiatives.

•
Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to changes in the Company's ready-to-drink tea strategy as a result of our U.S. license agreement with Nestlé terminating at the end of 2012.

•
Operating income (loss) and income (loss) before income taxes were reduced by $12 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S.

•
Income (loss) before income taxes was increased by $92 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.

•
Income (loss) before income taxes was increased by a net $43 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•
Income (loss) before income taxes was reduced by $3 million for Eurasia and Africa, $6 million for Europe, $2 million for Latin America and $3 million for Pacific due to changes in the structure of BPW, our 50/50 joint venture with Nestlé in the ready-to-drink tea category.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral") as well as the impact of structural changes on our financial results.
Asset Impairments and Restructuring
Restructuring
During the three and six months ended June 28, 2013, the Company recorded charges of $20 million and $41 million, respectively. The Company also recorded charges of $15 million and $30 million during the three and six months ended June 29, 2012, respectively. These charges were related to the integration of our German bottling and distribution operations as well as other restructuring initiatives outside the scope of the Company's productivity and reinvestment program.
Productivity and Reinvestment
During the three and six months ended June 28, 2013, the Company recorded charges of $113 million and $215 million, respectively. The Company also recorded charges of $54 million and $118 million during the three and six months ended June 29, 2012, respectively. These charges were related to our productivity and reinvestment program. This program is designed to further enable our efforts to strengthen our brands and reinvest our resources to drive long-term profitable growth. The first component of this program is a global productivity initiative focused around four primary areas: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; and data and information technology systems standardization.
The second component of our productivity and reinvestment program involves a new integration initiative in North America related to our acquisition of Coca-Cola Enterprises' former North America business. The Company has identified incremental synergies in North America, primarily in the area of our North American product supply operations, which will enable us to better serve our customers and consumers.
As a combined productivity and reinvestment program, the Company anticipates generating annualized savings of $550 million to $650 million which will be phased in over time. We expect to begin fully realizing the annual benefits of these savings in 2015, the final year of the program.
Productivity Initiatives
During the three and six months ended June 28, 2013, the Company reversed charges of $2 million. During the three and six months ended June 29, 2012, the Company reversed charges of $2 million and $3 million, respectively. These reversals were related to previously established accruals associated with our 2008–2011 productivity initiatives. These initiatives were focused on providing additional flexibility to invest for growth and impacted a number of areas, including aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Equity Investees
During the three and six months ended June 28, 2013, the Company recorded net charges of $3 million and $33 million, respectively. During the three and six months ended June 29, 2012, the Company recorded net charges of $1 million and net gains of $43 million, respectively. These amounts represent the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.
Transaction Gains/Losses
In 2012, four of the Company's Japanese bottling partners announced their intent to merge as Coca-Cola East Japan Bottling Company, Ltd. ("CCEJ"), a publicly traded entity, through a share exchange. The merger was approved by the respective bottlers' shareowners in March 2013, and the transaction received final regulatory approval in May 2013. The terms of the merger agreement include the issuance of new shares of one of the publicly traded bottlers in exchange for 100 percent of the outstanding shares of the remaining three bottlers according to an agreed upon share exchange ratio. Based on the closing price of the shares on June 28, 2013, the value of the shares that the Company will receive in exchange for its investments in two of the non-publicly traded bottlers was less than the carrying value of those investments. As a result, we were required to write down the carrying value of these investments to their implied fair value, resulting in a loss of $144 million during the three and six months ended June 28, 2013. The merger was completed effective July 1, 2013.
During the three and six months ended June 28, 2013, the Company also recorded charges of $6 million due to transaction costs associated with certain of our bottling partners and a gain of $139 million due to Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.
In addition to the items above, during the six months ended June 28, 2013, the Company recorded an additional charge of $1 million related to transaction costs associated with certain of our bottling partners and a benefit of $1 million due to an adjustment to the Company's loss on the sale of a majority interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA in January 2013.
During the three and six months ended June 29, 2012, the Company recognized a gain of $92 million due to Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.
Certain Tax Matters
During the three months ended June 28, 2013, the Company recorded a net tax benefit of $1 million related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.
During the three and six months ended June 29, 2012, the Company recorded a net tax benefit of $25 million and $33 million, respectively. These benefits were primarily related to the reversal of certain valuation allowances, partially offset by amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.
Other Items
Impact of Natural Disasters
On October 29, 2012, Hurricane Sandy caused widespread flooding and wind damage across the mid-Atlantic region of the United States, primarily in New York and New Jersey. During the six months ended June 28, 2013, the Company reversed charges of $3 million due to the refinement of previously established accruals related to the loss or damage of certain fixed assets resulting from the hurricane.
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Other Items (continued)
Economic (Nondesignated) Hedges (continued)
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities. During the three months ended June 28, 2013, and June 29, 2012, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in an increase to our non-GAAP operating income of $38 million and $46 million, respectively. During the six months ended June 28, 2013, and June 29, 2012, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in an increase of $120 million and a decrease of $3 million, respectively, to our non-GAAP operating income.
Early Extinguishment of Long-Term Debt
During the three and six months ended June 28, 2013, the Company recorded a charge of $23 million due to the early extinguishment of certain long-term debt.
Hyperinflationary Economies
During the six months ended June 28, 2013, the Company recorded a charge of $149 million related to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.
Beverage Partners Worldwide and License Agreement with Nestlé S.A.
During the three and six months ended June 29, 2012, the Company recorded charges of $11 million and $14 million, respectively, due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category. In addition, during the six months ended June 29, 2012, the Company recorded charges of $20 million due to changes in our ready-to-drink tea strategy as a result of our U.S. license agreement with Nestlé terminating at the end of 2012.
Brazilian Orange Juice
In December 2011, the Company learned that orange juice being imported from Brazil contained residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice. During the three and six months ended June 29, 2012, the Company incurred charges of $6 million and $12 million, respectively, related to these events, including the increased raw material costs.
Currency Neutral
Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
Structural Changes
Structural changes generally refer to acquisitions or dispositions of bottling, distribution or canning operations and consolidation or deconsolidation of bottling and distribution entities for accounting purposes. In 2012, the Company acquired bottling operations in Vietnam, Cambodia and Guatemala.  In 2013, the Company acquired bottling operations in Myanmar and sold a majority interest in our previously consolidated Philippine bottling operations. Accordingly, these acquisition and disposal activities have been included as structural items in our analysis of the impact of these changes on certain line items in our condensed consolidated statements of income.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended June 28, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$12,749	$4,989	$7,760	60.9%	$4,385	$132	$3,243	25.4%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(20)	20
Productivity & Reinvestment	—	—	—		—	(113)	113
Productivity Initiatives	—	—	—		—	2	(2)
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(1)	6
Certain Tax Matters	—	—	—		—	—	—
Other Items	(1)	(38)	37		(1)	—	38
After Considering Items (Non-GAAP)	$12,748	$4,951	$7,797	61.2%	$4,379	$—	$3,418	26.8%

	Three Months Ended June 29, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$13,085	$5,224	$7,861	60.1%	$4,497	$70	$3,294	25.2%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(15)	15
Productivity & Reinvestment	—	—	—		—	(54)	54
Productivity Initiatives	—	—	—		—	2	(2)
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	(1)	(32)	31		(18)	(3)	52
After Considering Items (Non-GAAP)	$13,084	$5,192	$7,892	60.3%	$4,479	$—	$3,413	26.1%

Currency Neutral:	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(3)	(5)	(1)		(3)	90	(2)
% Currency Impact	(2)	(2)	(2)		(1)	N/A	(4)
% Change — Currency Neutral Reported	(1)	(3)	1		(1)	N/A	2
% Structural Impact	(2)	(3)	(1)		(2)	N/A	(1)
% Change — Currency Neutral Reported and Adjusted for Structural Items	2	—	2		1	N/A	2

% Change — After Considering Items (Non-GAAP)	(3)	(5)	(1)		(2)	N/A	—
% Currency Impact After Considering Items (Non-GAAP)	(2)	(2)	(2)		(1)	N/A	(3)
% Change — Currency Neutral After Considering Items (Non-GAAP)	(1)	(3)	1		(1)	N/A	4
% Structural Impact After Considering Items (Non-GAAP)	(2)	(3)	(1)		(2)	N/A	(1)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	2	—	2		1	N/A	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended June 28, 2013
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$122	$246	$29	$3,525	$831	23.5%	$18	$2,676	$0.59
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	20	—		—	20	—
Productivity & Reinvestment	—	—	—	113	38		—	75	0.02
Productivity Initiatives	—	—	—	(2)	(1)		—	(1)	—
Equity Investees	—	3	—	3	—		—	3	—
Transaction Gains/Losses	—	—	5	11	(48)		—	59	0.01
Certain Tax Matters	—	—	—	—	1		—	(1)	—
Other Items	(23)	—	—	61	23		—	38	0.01
After Considering Items (Non-GAAP)	$99	$249	$34	$3,731	$844	22.6%	$18	$2,869	$0.63

	Three Months Ended June 29, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$112	$245	$84	$3,623	$823	22.7%	$12	$2,788	$0.61
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	15	—		—	15	—
Productivity & Reinvestment	—	—	—	54	20		—	34	0.01
Productivity Initiatives	—	—	—	(2)	(1)		—	(1)	—
Equity Investees	—	1	—	1	1		—	—	—
Transaction Gains/Losses	—	—	(92)	(92)	(33)		—	(59)	(0.01)
Certain Tax Matters	—	—	—	—	25		—	(25)	(0.01)
Other Items	—	11	—	63	23		1	39	0.01
After Considering Items (Non-GAAP)	$112	$257	$(8)	$3,662	$858	23.4%	$13	$2,791	$0.61

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	9	1	(67)	(3)	1		56	(4)	(3)
% Change — After Considering Items (Non-GAAP)	(12)	(3)	N/A	2	(1)		42	3	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,527 million average shares outstanding — diluted

[2]	4,592 million average shares outstanding — diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended June 28, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$23,784	$9,313	$14,471	60.8%	$8,567	$253	$5,651	23.8%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(41)	41
Productivity & Reinvestment	—	—	—		—	(215)	215
Productivity Initiatives	—	—	—		—	2	(2)
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(2)	7
Certain Tax Matters	—	—	—		—	—	—
Other Items	3	(113)	116		(4)	3	117
After Considering Items (Non-GAAP)	$23,787	$9,200	$14,587	61.3%	$8,558	$—	$6,029	25.3%

	Six Months Ended June 29, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$24,222	$9,572	$14,650	60.5%	$8,678	$169	$5,803	24.0%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(30)	30
Productivity & Reinvestment	—	—	—		—	(118)	118
Productivity Initiatives	—	—	—		—	3	(3)
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	1	(2)	3		(2)	(24)	29
After Considering Items (Non-GAAP)	$24,223	$9,570	$14,653	60.5%	$8,676	$—	$5,977	24.7%

Currency Neutral:	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(2)	(3)	(1)		(1)	50	(3)
% Currency Impact	(2)	(2)	(2)		(1)	N/A	(3)
% Change — Currency Neutral Reported	—	(1)	1		—	N/A	1
% Structural Impact	(2)	(3)	(1)		(1)	N/A	—
% Change - Currency Neutral Reported and Adjusted for Structural Items	2	1	2		1	N/A	1

% Change — After Considering Items (Non-GAAP)	(2)	(4)	—		(1)	N/A	1
% Currency Impact After Considering Items (Non-GAAP)	(2)	(2)	(2)		(1)	N/A	(3)
% Change — Currency Neutral After Considering Items (Non-GAAP)	—	(2)	2		—	N/A	4
% Structural Impact After Considering Items (Non-GAAP)	(2)	(3)	(1)		(1)	N/A	(1)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	2	—	3		1	N/A	5

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended June 28, 2013
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$224	$333	$(136)	$5,869	$1,406	23.9%	$36	$4,427	$0.98
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	41	—		—	41	0.01
Productivity & Reinvestment	—	—	—	215	78		—	137	0.03
Productivity Initiatives	—	—	—	(2)	(1)		—	(1)	—
Equity Investees	—	33	—	33	3		—	30	0.01
Transaction Gains/Losses	—	—	4	11	(52)		—	63	0.01
Certain Tax Matters	—	—	—	—	—		—	—	—
Other Items	(23)	9	140	289	51		—	238	0.05
After Considering Items (Non-GAAP)	$201	$375	$8	$6,456	$1,485	23.0%	$36	$4,935	$1.09

	Six Months Ended June 29, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$200	$385	$133	$6,348	$1,481	23.3%	$25	$4,842	$1.05
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	30	—		—	30	0.01
Productivity & Reinvestment	—	—	—	118	44		—	74	0.02
Productivity Initiatives	—	—	—	(3)	(1)		—	(2)	—
Equity Investees	—	(43)	—	(43)	(3)		—	(40)	(0.01)
Transaction Gains/Losses	—	—	(92)	(92)	(33)		—	(59)	(0.01)
Certain Tax Matters	—	—	—	—	33		—	(33)	(0.01)
Other Items	—	14	—	43	16		—	27	0.01
After Considering Items (Non-GAAP)	$200	$356	$41	$6,401	$1,537	24.0%	$25	$4,839	$1.05

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	12	(13)	N/A	(8)	(5)		43	(9)	(7)
% Change — After Considering Items (Non-GAAP)	—	5	N/A	1	(3)		42	2	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,528 million average shares outstanding — diluted

[2]	4,596 million average shares outstanding — diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended June 28, 2013
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$332	$836	$726	$731	$847	$125	$(354)	$3,243
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	20	—	20
Productivity & Reinvestment	—	6	—	55	6	—	46	113
Productivity Initiatives	—	—	—	—	(1)	—	(1)	(2)
Transaction Gains/Losses	—	—	—	—	—	—	6	6
Other Items	—	—	—	41	—	(1)	(2)	38
After Considering Items (Non-GAAP)	$332	$842	$726	$827	$852	$144	$(305)	$3,418

	Three Months Ended June 29, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$296	$897	$686	$756	$874	$90	$(305)	$3,294
Items Impacting Comparability:
Asset Impairments/Restructuring	(1)	—	—	—	—	16	—	15
Productivity & Reinvestment	1	—	—	48	—	—	5	54
Productivity Initiatives	—	(2)	—	—	—	—	—	(2)
Transaction Gains/Losses	—	—	—	—	—	—	—	—
Other Items	—	—	—	28	—	23	1	52
After Considering Items (Non-GAAP)	$296	$895	$686	$832	$874	$129	$(299)	$3,413

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	12	(7)	6	(3)	(3)	38	(16)	(2)
% Currency Impact	(7)	(3)	(8)	—	(2)	(2)	1	(4)
% Change — Currency Neutral Reported	19	(4)	13	(3)	(1)	40	(17)	2

% Change — After Considering Items (Non-GAAP)	12	(6)	6	(1)	(3)	11	(2)	—
% Currency Impact After Considering Items (Non-GAAP)	(7)	(3)	(8)	—	(2)	(1)	—	(3)
% Change — Currency Neutral After Considering Items (Non-GAAP)	19	(3)	13	—	—	12	(2)	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Six Months Ended June 28, 2013
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$614	$1,519	$1,489	$1,072	$1,449	$164	$(656)	$5,651
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	41	—	41
Productivity & Reinvestment	2	6	—	137	14	—	56	215
Productivity Initiatives	—	—	—	—	(1)	—	(1)	(2)
Transaction Gains/Losses	—	—	—	—	—	—	7	7
Other Items	—	—	—	109	—	7	1	117
After Considering Items (Non-GAAP)	$616	$1,525	$1,489	$1,318	$1,462	$212	$(593)	$6,029

	Six Months Ended June 29, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$562	$1,592	$1,430	$1,207	$1,476	$125	$(589)	$5,803
Items Impacting Comparability:
Asset Impairments/Restructuring	(1)	—	—	—	—	31	—	30
Productivity & Reinvestment	1	—	—	109	—	—	8	118
Productivity Initiatives	—	(3)	—	—	—	—	—	(3)
Transaction Gains/Losses	—	—	—	—	—	—	—	—
Other Items	—	—	—	23	—	3	3	29
After Considering Items (Non-GAAP)	$562	$1,589	$1,430	$1,339	$1,476	$159	$(578)	$5,977

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	9	(5)	4	(11)	(2)	31	(11)	(3)
% Currency Impact	(7)	(2)	(7)	—	(2)	(8)	3	(3)
% Change — Currency Neutral Reported	16	(3)	11	(11)	—	38	(14)	1

% Change — After Considering Items (Non-GAAP)	10	(4)	4	(2)	(1)	33	(2)	1
% Currency Impact After Considering Items (Non-GAAP)	(7)	(2)	(7)	—	(2)	(6)	2	(3)
% Change — Currency Neutral After Considering Items (Non-GAAP)	16	(2)	11	(1)	1	39	(5)	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Operating Expense Leverage:

	Three Months Ended June 28, 2013
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(2)	(1)	—
% Change — Currency Neutral Reported	2	1	1
% Change — Currency Neutral Reported and Adjusted for Structural Items	2	2	—

% Change — After Considering Items (Non-GAAP)	—	(1)	1
% Change — Currency Neutral After Considering Items (Non-GAAP)	4	1	3
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	4	2	2

	Six Months Ended June 28, 2013
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(3)	(1)	(1)
% Change — Currency Neutral Reported	1	1	—
% Change — Currency Neutral Reported and Adjusted for Structural Items	1	2	(1)

% Change — After Considering Items (Non-GAAP)	1	—	1
% Change — Currency Neutral After Considering Items (Non-GAAP)	4	2	3
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	5	3	2

[1]	Operating expense leverage is calculated by subtracting gross profit growth from operating income growth.
Note: Certain rows may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:

	Six Months Ended June 28, 2013	Six Months Ended June 29, 2012
Reported (GAAP)
Issuances of Stock	$951	$995
Purchases of Stock for Treasury	(2,978)	(2,610)
Net Change in Stock Issuance Receivables[1]	(16)	29
Net Change in Treasury Stock Payables[2]	36	16
Net Treasury Share Repurchases (Non-GAAP)	$(2,007)	$(1,570)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the quarter.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the quarter.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world's most valuable brand, our Company's portfolio features 16 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of more than 1.8 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system associates. For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo or check out our blog, Coca-Cola Unbottled, at www.coca-colablog.com.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute forward-looking statements as defined under U.S. federal securities laws. Generally, the words believe, expect, intend, estimate, anticipate, project, will and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.'s former North America business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company's filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.
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